Exhibit 10.23

FINANCE AGREEMENT

This letter dated May 11, 2011 shall serve as a clarification of the letter that Stephen Dresnick  (“Dresnick”) issued to Internal Fixation Systems, Inc (the “Company”) on May 10, 2011

WHEREAS, Internal Fixation Systems, Inc.  (the “Company”)  is a party to a loan held by AHA Holdings, LLC of 5866 SW 107th Street,  Miami, Fl 33143 in the principal amount of $100,000  (the Note”) entered into March 18, 2010, and

WHEREAS, the Note is due on the earlier of fifteen days after the effectiveness of a transaction wherein IFS becomes a public company or June 15, 2011 and

WHEREAS, the Note is secured by the assets of the Company and if not paid on time, the forfeiture of the security interest would disrupt the operations of the Company,

WHEREAS, Stephen Dresnick, MD, the Company’s President and CEO,   wishes to protect the operations of the Company and has provided the Company a letter stating his intent  to lend the company additional funds to assure that this loan is paid in a timely fashion,  and

WHEREAS, Dresnick wishes to clarify the terms upon which he will lend additional funds to the Company to repay the Note

THEREFORE, Dresnick agrees as follows:

1.
  In the event that the Company does not have sufficient funds to pay the outstanding amount due under the Note within ten days of the date that the Company’s registration statement becomes effective, Dresnick agrees to lend the Company all amounts due and outstanding under the Note.

2.
In the event that Dresnick advances funds, the Company shall enter into a promissory note with Dresnick (the “Dresnick Note”), the principal amount of such note to be  the full amount of the loan by Dresnick.  The Dresnick Note shall provide that it will accrue interest at a rate of 10% per annum, with interest payments only due monthly commencing on the three month anniversary of the date of issuance of the Dresnick Note.   There shall be no principal payments due on the Dresnick Note until it matures, the maturity date of which shall be earlier of the date that the Company receives the proceeds from any financing of at least $1 million or 18 months from the date of issuance.

________________________________ Stephen J. Dresnick, MD